Contact:	Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
	The Hain Celestial Group, Inc.	Kekst and Company
	631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP
ISSUES UPDATE ON ITS STOCK OPTIONS REVIEW

Melville, NY, September 11, 2007—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today issued an update on its stock options review. As previously disclosed on August 29, 2007, The Hain Celestial Group, Inc. is conducting an independent review of the Company’s stock option practices. This review is being conducted at the direction of a group of independent directors with the assistance of independent legal counsel and experts retained by counsel and is substantially complete. However, the timing of that completion has resulted in a delay in finalizing the Company’s annual report on Form 10-K. The Company is working diligently through this process and intends to file its Form 10-K in the near future. The Company believes that any adjustments that have been identified in the review will not affect the Company’s previously released results of operations for the year ended June 30, 2007. As a result of this delay, the Company anticipates receiving, as a matter-of-course in accordance with the standard procedures of The NASDAQ Stock Market, Inc., a notice of delisting from NASDAQ. The Company expects the notice to be rescinded upon filing its Form 10-K and, in the interim, does not expect the notice to affect the liquidity of the trading in the Company’s stock.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods™, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Linda McCartney®, Realeat®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica® and Queen Helene®. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; the results of the stock options review described above; compliance with government regulations, including the rules on proxy solicitations when necessary or required, and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 30, 2006.